Exhibit 10.39
AMENDED AND RESTATED
CLOSING CERTIFICATE
AND AGREEMENT
(BUILDING 8)
BETWEEN
NETWORK APPLIANCE, INC.
(“NAI”)
AND
BNP PARIBAS LEASING CORPORATION
(“BNPPLC”)
November 29, 2007

TABLE OF CONTENTS
(Continued)

(ii)

TABLE OF CONTENTS
(Continued)
Exhibits and Schedules

Exhibit A	Legal Description

Exhibit B	Quarterly Certificate

Exhibit C	Form of Disclosure Letter

Exhibit D	Certificate to be Provided by BNPPLC Re: Accounting

(iii)

AMENDED AND RESTATED
CLOSING CERTIFICATE AND AGREEMENT
(BUILDING 8)
     This AMENDED AND RESTATED CLOSING CERTIFICATE AND AGREEMENT (BUILDING 8) (this “Certificate”), dated as of November 29, 2007 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and NETWORK APPLIANCE, INC. (“NAI”), a Delaware corporation.
RECITALS
     Contemporaneously with the execution of this Certificate, BNPPLC and NAI are executing an Amended and Restated Common Definitions and Provisions Agreement (Building 8) dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Certificate for all purposes. As used in this Certificate, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Certificate are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.
     Also contemporaneously with this Certificate, BNPPLC is executing and accepting an Amended and Restated Ground Lease (Building 8) from NAI (the “Ground Lease”), pursuant to which BNPPLC is acquiring a leasehold estate in the Land described in Exhibit A and any existing Improvements on the Land.
     Also contemporaneously with this Certificate, BNPPLC and NAI are executing an Amended and Restated Construction Agreement (Building 8) (the“Construction Agreement”) and an Amended and Restated Lease Agreement (Building 8) (the “Lease”). Pursuant to the Construction Agreement, BNPPLC is agreeing to provide funding for the construction of new Improvements. When the term of the Lease commences, the Lease will cover all Improvements on the Land described in Exhibit A.
     Also contemporaneously with this Certificate, BNPPLC and NAI are executing an Amended and Restated Purchase Agreement (Building 8) (the “Purchase Agreement”), pursuant to which NAI may purchase or arrange for the purchase of the Property and BNPPLC may collect a Supplemental Payment from NAI sufficient to cover all or a substantial portion of the Lease Balance not otherwise repaid to BNPPLC from the proceeds of any sale of the Property.
     As a condition to BNPPLC’s execution of the other Operative Documents, BNPPLC requires the representations and covenants of NAI set out below.
AGREEMENTS

     In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1 Representations, Covenants and Acknowledgments of NAI Concerning the Property. To induce BNPPLC to enter into the Ground Lease, and to enter into this Certificate and the other Operative Documents, NAI represents, covenants and acknowledges as follows:
     (A) Prior Inspections and Investigations Concerning the Property. NAI has thoroughly inspected, investigated and evaluated the condition of and title to the Property and Applicable Laws which will govern the construction, use and operation of the Property required or permitted by the Operative Documents, as necessary to make the representations concerning the Property set forth in this Certificate and other Operative Documents.
     (B) Title. Good and indefeasible title to the Land and any existing Improvements thereon is currently vested in NAI, subject only to the rights of BNPPLC under the Ground Lease, the Permitted Encumbrances and any Liens Removable by BNPPLC. Neither the construction contemplated by the Construction Agreement, nor the lease of property contemplated by the Ground Lease or by the Lease, nor any assignment or transfer contemplated by the Purchase Agreement, will violate any Permitted Encumbrance or invoke any purchase option, right of first refusal or other preferential purchase right contained in any Permitted Encumbrance. So long as NAI has any rights under the Construction Agreement, the Lease or the Purchase Agreement, NAI will not permit any Person to acquire rights of the landlord under the Ground Lease other than NAI itself or a corporation that controls, is controlled by or under common control with NAI.
     (C) Compliance with Covenants and Laws. The construction contemplated by the Construction Agreement and use of the Property permitted by the Lease comply, or will comply after NAI obtains readily available permits (either as the construction manager under the Construction Agreement or as the tenant under the Lease), in all material respects with all Applicable Laws. NAI has obtained or can and will promptly obtain all utility, building, health and operating permits required by any governmental authority or municipality having jurisdiction over the Property for the construction contemplated in the Construction Agreement and the use of the Property permitted by the Lease.
2 Representations and Covenants by NAI. NAI also represents and covenants to BNPPLC as follows:
     (A) Concerning NAI and the Operative Documents.
     (1) Entity Status. NAI is a corporation duly incorporated and validly existing
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in the State of Delaware and is authorized to do business in and is in good standing under the laws of California.
     (2) Authority. The Constituent Documents of NAI permit the execution, delivery and performance of the Operative Documents by NAI, and all actions and approvals necessary to bind NAI under the Operative Documents have been taken and obtained. Without limiting the foregoing, the Operative Documents will be binding upon NAI when signed on behalf of NAI by Ingemar Lanevi, Vice President and Corporate Treasurer of NAI. NAI has all requisite power and all governmental certificates of authority, licenses, permits and qualifications to carry on its business as now conducted and contemplated to be conducted and to perform the Operative Documents.
     (3) Solvency. NAI is not “insolvent” on the Effective Date (that is, the sum of NAI’s absolute and contingent liabilities — including the obligations of NAI under the Operative Documents — does not exceed the fair market value of NAI’s assets), and NAI has no outstanding liens, suits, garnishments or court actions which could render NAI insolvent or bankrupt. NAI’s capital is adequate for the businesses in which NAI is engaged and intends to be engaged. NAI has not incurred (whether by the Operative Documents or otherwise), nor does NAI intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. No petition or answer has been filed by or, to NAI’s knowledge, against NAI in bankruptcy or other legal proceedings that seeks an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to NAI or any significant portion of NAI’s property, a reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution of NAI or similar relief under the federal Bankruptcy Code or any state law.
     (4) Financial Reports. All reports, financial statements and other data furnished by NAI to BNPPLC in connection with the agreements set forth in the Operative Documents are true and correct in all material respects and do not omit to state any fact or circumstance necessary to make the statements contained therein not misleading. No material adverse change has occurred since the dates of such reports, statements and other data in the financial condition of NAI.
     (5) Pending Legal Proceedings. No judicial or administrative investigations, actions, suits or proceedings are pending or, to the knowledge of NAI, threatened against or affecting NAI by or before any court or other Governmental Authority that have or could reasonably be expected to have a Material Adverse Effect. NAI is not in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority in a manner that has or could reasonably be expected to have a Material Adverse Effect.
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     (6) No Default or Violation. The execution and performance by NAI of the Operative Documents do not and will not contravene or result in a breach of or default under any other agreement to which NAI is a party or by which NAI is bound or which affects any assets of NAI. Such execution and performance by NAI do not contravene any law, order, decree, rule or regulation to which NAI is subject. Further, such execution and performance by NAI will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any property of NAI pursuant to the provisions of any such other agreement.
     (7) Use of Proceeds. In no event will the funds from any Funding Advance be used directly or indirectly for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” or any “margin securities” (as such terms are defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. NAI represents that NAI is not engaged principally, or as one of NAI’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.
     (8) Enforceability. The Operative Documents constitute the legal, valid and binding obligations of NAI enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights of creditors generally.
     (9) Pari Passu. The claims of BNPPLC against NAI under the Operative Documents rank at least pari passu with the claims of all its other unsecured creditors, except those whose claims are preferred solely by any laws of general application having effect in relation to bankruptcy, insolvency, liquidation or other similar events.
     (10) Conduct of Business and Maintenance of Existence. So long as any obligations of NAI under the Operative Documents remain outstanding, NAI will continue to engage in business of the same general type as now conducted by it and will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business.
     (11) Investment Company Act, etc. NAI is not and will not become, by reason of the Operative Documents or any business or transactions in which it participates voluntarily, (a) an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended), or (b) subject to regulation under the Federal Power Act, or any foreign, federal or local statute or regulation limiting NAI’s ability to incur or guarantee
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indebtedness or obligations, or to pledge its assets to secure indebtedness or obligations, as contemplated by any of the Operative Documents.
     (12) Not a Foreign Person. NAI is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. NAI is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).
     (13) ERISA. NAI is not and will not become an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA. The assets of NAI do not and will not in the future constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. NAI is not and will not become a “governmental plan” within the meaning of Section 3(32) of ERISA. Transactions by or with NAI are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. No ERISA Termination Event has occurred with respect to any Plan, and NAI and its Subsidiaries are in compliance with ERISA. Neither NAI nor its Subsidiaries are required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan. As of the Effective Date no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) exists with respect to any Plan, whether or not waived by the Secretary of the Treasury or his delegate, and there are no Unfunded Benefit Liabilities with respect to any Plan.
     (14) Compliance With Laws. NAI and its Subsidiaries comply and will comply with all Applicable Laws (including environmental laws and ERISA and the rules and regulations thereunder), except when the necessity of compliance is contested in good faith by appropriate proceedings which do not have and could not reasonably be expected to have a Material Adverse Effect. Neither NAI nor its Subsidiaries have received any notice asserting or describing a material failure on the part of NAI or any Subsidiary to comply with Applicable Laws, other than failures that have been fully rectified by NAI or the Subsidiary, as the case may be, in a manner approved or accepted by Governmental Authorities responsible for the enforcement of the Applicable Laws.
     (15) Payment of Taxes Generally. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect (taking into account any appropriate contest of taxes), NAI and its Subsidiaries have filed and will file all tax declarations, reports and returns which are required by (and in the form required by) Applicable Laws and have paid and will pay all taxes or other charges shown to be due and payable on such declarations, reports and returns and all assessments made against it or its assets by any Governmental Authority; and no liens have been filed or established by any Governmental Authority against NAI or its assets or against any Subsidiary or its assets to secure the payment of taxes or assessments that are past due or
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claimed to be past due.
     (16) Maintenance of Insurance Generally. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, NAI and its Subsidiaries have maintained and will maintain insurance with respect to its properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being the types, and in amounts no less than the amounts, which are customary for such companies under similar circumstances.
     (17) Franchises, Licenses, etc. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, NAI and its Subsidiaries have and comply with, and will have and will comply with, all franchises, certificates, licenses, permits and other authorizations from Governmental Authorities that are necessary for the ownership, maintenance and operation of its properties and assets.
     (18) Patents, Trademarks, etc. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, NAI and its Subsidiaries have and will have and maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from burdensome restrictions, which are necessary for the operation of its businesses. Without limiting the foregoing, to the knowledge of NAI, no product, process, method, service or other item presently sold by or employed by NAI or any Subsidiary in connection with its business as presently conducted infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other Person. No claim or litigation is presently pending, or to the knowledge of NAI, threatened against or affecting NAI or any Subsidiary that contests its right to sell or use any such product, process, method, substance or other item and that has or could reasonably be expected to have a Material Adverse Effect.
     (19) Labor. Neither NAI nor any of its Subsidiaries has experienced strikes, labor disputes, slow downs or work stoppages due to labor disagreements that currently have or could reasonably be expected to have a Material Adverse Effect, and to the knowledge of NAI there are no such strikes, disputes, slow downs or work stoppages threatened against it or against any Subsidiary. The hours worked and payment made to employees of NAI and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other Applicable Laws dealing with such matters. All material payments due on account of wages or employee health and welfare insurance and other benefits from NAI or from any Subsidiary have been paid or accrued as
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liabilities on its books.
     (20) Title to Properties Generally. Except when the failure to do so does not have and could not reasonably be expected to have a Material Adverse Effect, NAI and its Subsidiaries have and will have and maintain good and indefeasible fee simple title to or valid leasehold interests in all of its real property and good title to or a valid leasehold interest in all of its other material assets, as such properties and assets are reflected in the most recent financial statements delivered to BNPPLC, other than properties or assets disposed of in the ordinary course of business since such date; subject, however, in the case of the Property, to Permitted Encumbrances and Liens created by the Operative Documents. NAI enjoys peaceful and undisturbed possession under all of its leases.
     (21) Books and Records. NAI will keep proper books of record and account, containing complete and accurate entries of all its financial and business transactions.
     (B) Further Assurances. NAI will, upon the reasonable request of BNPPLC, (i) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Operative Documents and to subject to any of the Operative Documents any property intended by the terms thereof to be covered thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Property; (ii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by BNPPLC to protect its rights in and to the Property against the rights or interests of third persons; and (iii) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of BNPPLC to enable BNPPLC to comply with the requirements or requests of any agency or authority having jurisdiction over it.
     (C) Syndication. Without limiting the foregoing, NAI will cooperate with BNPPLC as reasonably required to allow BNPPLC to induce banks not affiliated with BNPPLC to become Participants. Such cooperation will include the execution of any modification proposed by BNPPLC to any of the Operative Documents at the request of a prospective Participant; subject, however, to the conditions that (i) in no event will NAI be required to approve or accept an increase in the Spread or other modifications that change the economics of the transactions contemplated by the Operative Documents to NAI, and (ii) in other respects the form and substance of any such modification agreement must not be reasonably objectionable to NAI.
     (D) Financial Statements; Required Notices; Certificates. Prior to the Completion Date and throughout the Term of the Lease, NAI will deliver to BNPPLC and to each Participant of which NAI has been notified:
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     (1) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of NAI, the unaudited consolidated balance sheet of NAI and its Subsidiaries as of the end of such quarter and consolidated unaudited statements of income, stockholders’ equity and cash flow of NAI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form figures for the corresponding period in the preceding fiscal year, in the case of such statements of income, stockholders’ equity and cash flow, and figures for the preceding fiscal year in the case of such balance sheet, all in reasonable detail, in accordance with GAAP, and certified in a manner acceptable to BNPPLC by a Responsible Financial Officer of NAI (subject to normal year-end adjustments); provided, that so long as NAI is a company subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, NAI will be deemed to have satisfied its obligations under this clause (1) if NAI delivers to BNPPLC the same quarterly reports, certified by a Responsible Financial Officer of NAI (subject to year-end adjustments), that NAI delivers to its shareholders;
     (2) as soon as available and in any event within ninety days after the end of each fiscal year of NAI, the consolidated balance sheet of NAI and its Subsidiaries as of the end of such fiscal year and consolidated statements of income, stockholders’ equity and cash flow of NAI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, in accordance with GAAP, and certified in a manner acceptable to BNPPLC by independent public accountants of recognized national standing reasonably acceptable to BNPPLC; provided, that so long as NAI is a company subject to the periodic reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, NAI will be deemed to have satisfied its obligations under this clause (ii) if NAI delivers to BNPPLC the same annual report and report and opinion of accountants that NAI delivers to its shareholders;
     (3) in each case if requested in writing by BNPPLC, together with the financial statements furnished in accordance with subparagraph 2(D)(1) and 2(D)(2), a certificate of a Responsible Financial Officer of NAI in the form of certificate attached hereto as Exhibit B (a) representing that no Event of Default or material Default by NAI has occurred (or, if an Event of Default or material Default by NAI has occurred, stating the nature thereof and the action which NAI has taken or proposes to take to rectify it), (b) stating that the representations and warranties by NAI contained herein are true and complete in all material respects on and as of the date of such certificate as though made on and as of such date, and (c) setting forth calculations which show whether NAI is complying with financial covenants set forth in subparagraph 3(C);
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     (4) as soon as possible and in any event within five days after the occurrence of each Event of Default or material Default known to a Responsible Financial Officer of NAI, a statement of NAI setting forth details of such Event of Default or material Default and the action which NAI has taken and proposes to take with respect thereto;
     (5) promptly after the sending or filing thereof, copies of all such financial statements, proxy statements, notices and reports which NAI or any Subsidiary sends to its public stockholders, and copies of all reports and registration statements (without exhibits) which NAI or any Subsidiary files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) or any national securities exchange;
     (6) as soon as practicable and in any event within thirty days after a Responsible Financial Officer of NAI knows or has reason to know that any ERISA Termination Event with respect to any Plan has occurred, a statement of a Responsible Financial Officer of NAI describing such ERISA Termination Event and the action, if any, which NAI proposes to take with respect thereto;
     (7) upon request by BNPPLC, a statement in writing certifying that the Operative Documents are unmodified and in full effect (or, if there have been modifications, that the Operative Documents are in full effect as modified, and setting forth such modifications) and either stating that no Default exists under the Operative Documents or specifying each such Default; it being intended that any such statement by NAI may be relied upon by any prospective purchaser or mortgagee of the Property or any prospective Participant; and
     (8) such other information respecting the condition or operations, financial or otherwise, of NAI, of its Subsidiaries or of the Property as BNPPLC or BNPPLC’s Parent or any Participant through BNPPLC may from time to time reasonably request.
Reports and financial statements required to be delivered pursuant to paragraphs (1), (2) and (5) of this subparagraph 2(D) shall be deemed to have been delivered on the date on which such reports, or reports containing such financial statements, are posted for downloading (in a “PDF” or other readily available format) on one of NAI’s internet websites at www.netapp.com or www.investors.netapp.com or on the SEC’s internet website at www.sec.gov; provided, however, that after being posted they remain available for downloading at the applicable website for at least 90 days.
BNPPLC is hereby authorized to deliver a copy of any information or certificate delivered to it pursuant to this subparagraph 2(D) to any Participant and to any regulatory body having
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jurisdiction over BNPPLC, BNPPLC’s Parent or any Participant that requires or requests it.
     (E) Omissions. None of NAI’s representations in the Operative Documents or in any other document, certificate or written statement furnished to BNPPLC by or on behalf of NAI contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.
     (F) OFAC. None of NAI or any subsidiary or affiliate of NAI: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; or (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives more than 15% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Further, none of the proceeds from the Initial Advance or any Construction Advance will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
     (G) U.S. Patriot Act. NAI acknowledges that BNPPLC, BNPPLC’s Parent and Participants may be required, pursuant to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), to obtain, verify, record and disclose to law enforcement authorities information that identifies the NAI, including the name and address of NAI. NAI will provide to BNPPLC and Participants any such information they may request pursuant to the Patriot Act, and NAI agrees that any of BNPPLC, BNPPLC’s Parent and Participants may disclose such information to law enforcement authorities if the authorities make a request or demand for disclosure pursuant to the Patriot Act. NAI also acknowledges that, in such event, none of BNPPLC, BNPPLC’s Parent or Participants may be required or even permitted by the Patriot Act to notify NAI of the request or demand for disclosure.
3 Financial Covenants and Negative Covenants of NAI. NAI represents and covenants as follows:
     (A) Definitions Applicable in this Paragraph. As used in (and only for purposes of) this Paragraph 3:
     “Accepted Contest Requirements” means, with respect to any Tax or other payment due or claimed to be due from NAI or any Subsidiary or any demand for payment made upon NAI or any Subsidiary, that (a) NAI or such Subsidiary must contest
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the validity or amount thereof in good faith by appropriate proceedings, (b) NAI or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment thereof pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of NAI; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of NAI by Persons who were neither (i) nominated by the board of directors of NAI nor (ii) appointed by directors so nominated; or (c) NAI ceasing to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of each Material Domestic Subsidiary except in accordance with subparagraph 3(B)(3) below.
     “Consolidated Debt for Borrowed Money” means at any time (1) the sum, without duplication, of (a) items that, in accordance with GAAP, would be classified as indebtedness on the consolidated balance sheet of NAI and its Subsidiaries and (b) the capitalized portion of any synthetic leases, minus (2) the then aggregate outstanding principal amount of Indebtedness under NAI’s Secured Revolver and under that certain Loan Agreement dated as of March 31, 2006 by and among Network Appliance Global Ltd. and JPMorgan Chase Bank, National Association as initial lender and as administrative agent. (In clause (b) of this definition, “capitalized portion” means, with respect to any synthetic lease, the price for which the lessee can purchase the leased property or could purchase it if the synthetic lease expired on the date of the applicable calculation of the Consolidated Debt for Borrowed Money. Thus, for example, the “capitalized portion” of the transactions governed by the Operative Documents will equal the Lease Balance.)
     “Consolidated EBITDA” means, with reference to any period, the sum of the following: (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the
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sum of (i) Consolidated Interest Expense for such period, (ii) expense for taxes paid or accrued during such period, (iii) all amounts attributable to depreciation, (iv) amortization during such period, (v) extraordinary non-cash charges incurred other than in the ordinary course of business during such period, (vi) nonrecurring extraordinary non-cash restructuring charges, and (vii) share-based non-cash compensation expense minus without duplication and to the extent included in determining such Consolidated Net Income, (c) interest income, (d) extraordinary non-cash gains realized other than in the ordinary course of business and (e) any cash payments made during such period in respect of the item described in clause (vii) above subsequent to the fiscal quarter in which the relevant share-based non-cash compensation expense was incurred, all calculated for NAI and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period NAI or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period NAI or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by NAI and its Subsidiaries in excess of $50,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to NAI or any of its Subsidiaries in excess of $50,000,000.
     “Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of NAI and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of NAI and its Subsidiaries allocable to such period in accordance with GAAP and (b) Swap Agreements (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In addition, for purposes of calculating the Leverage Ratio only, rents payable for any period pursuant to NAI’s synthetic leases shall be included in Consolidated Interest Expense for
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such period; excluding, however, any amounts (whether on not designated as rents) paid or to be paid as compensation for or reimbursement of any Losses, and also excluding any payments which reduce or will reduce the outstanding lease balance of any synthetic lease. For example, Base Rents payable under the Lease will be included in Consolidated Interest Expense, but not Additional Rents.
     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of NAI and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.
     “Consolidated Total Assets” means, as of the date of any determination thereof, total assets of NAI and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
     “Disclosure Letter” means the disclosure letter (the form of which is attached to this Certificate as Exhibit C) given by NAI to Chase Bank, National Association, as Administrative Agent, in connection with NAI’s recently executed Credit Agreement dated as of November 2, 2007, as amended or supplemented from time to time by NAI with the written consent of BNPPLC.
     “Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to
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advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are paid or payable, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the Net Mark-to Market Exposure of all Swap Obligations of such Person, and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Leverage Ratio” means the ratio, determined as of the end of each fiscal quarter of NAI, of Consolidated Debt for Borrowed Money as of the end of such fiscal quarter to Consolidated EBITDA for the period of 4 consecutive fiscal quarters ending with the end of such fiscal quarter.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or other security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
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     “Liquidity” means, with respect to NAI and its Subsidiaries as of any date of determination, the sum of all unrestricted cash and unrestricted Permitted Investments which are not subject to any Lien (other than Liens permitted under subparagraph 3(B)(2)(e)) and which would be included on the consolidated balance sheet of NAI and such Subsidiaries in accordance with GAAP as of such date of determination.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of NAI and its Subsidiaries taken as a whole, or (b) the ability of NAI or any Material Domestic Subsidiary to perform any of its obligations under any of the Operative Documents or (c) the rights of or benefits available to BNPPLC under any of the Operative Documents.
     “Material Domestic Subsidiary” means each Material Subsidiary that is a Domestic Subsidiary. The Material Domestic Subsidiaries on the Effective Date are identified as such in Schedule 3.01 to the Disclosure Letter.
     “Material Subsidiary” means each Subsidiary (a) which, as of the most recent fiscal quarter of NAI, for the period covering the then most recently ended fiscal year and the portion of the then current fiscal year ending at the end of such fiscal quarter, for which financial statements have been delivered pursuant to subparagraph 2(D), contributed greater than five percent (5%) of NAI’s Consolidated EBITDA for such period or (b) which contributed greater than five percent (5%) of NAI’s Consolidated Total Assets as of such date.
     “Moody’s” means Moody’s Investors Service, Inc.
     “NAI’s Secured Revolver” means the Secured Credit Agreement dated as of October 5, 2007 by and among NAI, certain lenders and JPMorgan Chase Bank, National Association, as administrative agent, as it exists and is in force on the Effective Date.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from each Swap Agreement transaction. “Unrealized losses” means the fair market value of the cost to such Person of replacing such transaction as of the date of determination (assuming such transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such transaction as of the date of determination (assuming such transaction was to be terminated as of that date).
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person
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that is related to retained credit risk, or (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.
     “Permitted Liens or Encumbrances” means:
     (a) Liens imposed by law for Taxes or other governmental charges that are not yet due or are being contested in accordance with Accepted Contest Requirements;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in accordance with Accepted Contest Requirements;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (J) of the definition thereof in the Common Definitions and Provisions Agreement;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of NAI or any Subsidiary;
     (g) leases or subleases granted to other Persons and not interfering in any material respect with the business of the lessor or sublessor;
     (h) Liens arising from precautionary Uniform Commercial Code filings or similar filings relating to operating leases;
     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection within the importation of goods;
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     (j) Liens on insurance proceeds securing the premium of financed insurance proceeds;
     (k) Liens incurred in the ordinary course of business on cash collateral to secure letters of credit, bank guarantees and banker’s acceptances and Swap Agreements;
     (l) licenses of intellectual property in the ordinary course of business;
     (m) any interest or title of a lessor or sublessor under any lease of real property or personal property; and
     (n) other Liens on assets securing Indebtedness or other obligations not prohibited under provisions of the Operative Documents other than this Paragraph 3 in an aggregate amount not to exceed $50,000,000 at any time outstanding;
provided that the term “Permitted Liens or Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of “A-2” (or better) from S&P or “P-2” (or better) from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any other country which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more
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than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, to the extent such money market fund is governed thereby, (ii) are rated AA by S&P and Aa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
     (f) investments made pursuant to a cash management investment policy approved by the board of directors of the Person making such investment and as in effect on the Effective Date, as such policy may be amended or otherwise modified from time to time with the written consent of BNPPLC; and
     (g) investments described in the following table:

Type of Security	Remaining Maturity/ S&P/ Moody’s Rating
JPMorgan Certificates of Deposit

US Treasury Treasuries

US Agency Securities	Less than 30 years

USD Commercial Paper	A1/P1 Less than or equal to 270 days

Money Market Funds (Must be through JPMorgan)	US Gov’t
Treasury Plus
Cash Management
100% US Treasury
Federal Money Market

Medium Term Notes, Corporate Bonds, Corporate Debentures, Floating Rate Notes, and Auction Rate Securities	A or better
     “S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies.
     “Sale and Leaseback Transaction” means any sale or other transfer of assets or property by any Person with the intent to lease any such asset or property as lessee.
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     “Subordinated Indebtedness” means any Indebtedness of NAI or any Subsidiary the payment of which is subordinated to payment of the obligations under the Operative Documents to the written satisfaction of BNPPLC.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any subsidiary of NAI.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of NAI or the Subsidiaries shall be a Swap Agreement.
     “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     (B) Negative Covenants. Prior to the Designated Sale Date and so long thereafter as any amount shall continue to be due and payable by NAI to BNPPLC pursuant to any of the Operative Documents, NAI covenants and agrees as follows:
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     (1) Subsidiary Indebtedness. NAI will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
     (a) by Guarantee or assumption of any obligations evidenced or created by (x) any of the Operative Documents, (y) or other comparable agreements between BNPPLC and NAI covering other properties, or (z) the Credit Agreement referenced on the first page of the Disclosure Letter;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 to the Disclosure Letter and extensions, renewals and replacements of any such Indebtedness that do not increase the then outstanding principal amount thereof;
     (c) Indebtedness of (i) any Subsidiary to any Material Domestic Subsidiary and (ii) any Subsidiary that is not a Material Domestic Subsidiary to any other Subsidiary that is not a Material Domestic Subsidiary;
     (d) Guarantees by any Subsidiary of Indebtedness of NAI or any other Subsidiary;
     (e) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvements of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (and additions, accessions, parts, improvement and attachments thereto and the proceeds thereof) prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the then outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement; and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
     (f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
     (g) Indebtedness of any Subsidiary as an account party in respect of letters of credit, bank guarantees and bankers’ acceptances;
     (h) Indebtedness in respect of Swap Agreements permitted under
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subparagraph 3(B)(4);
     (i) Indebtedness of Subsidiaries which are not Material Domestic Subsidiaries in an aggregate principal amount not exceeding 5% of Consolidated Total Assets at any time outstanding; and
     (j) other Indebtedness of any Subsidiary which is a Material Domestic Subsidiary so long as, at the time of the incurrence thereof and after giving effect thereto (on a pro forma basis), NAI is in pro forma compliance with the maximum Leverage Ratio permitted under subparagraph 3(C)(1).
     (2) Liens. NAI will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (and for purposes hereof, any capital stock issued by NAI which is held by NAI as treasury stock shall not be deemed to be property or an asset of NAI and shall not be subject to this subparagraph 3(B)(2)), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except that the following shall be permitted so long as they do not encumber any interest in the Property in violation of other provisions of the Operative Documents:
     (a) Permitted Liens or Encumbrances;
     (b) any Lien on any property or asset of NAI or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 to the Disclosure Letter; provided that (i) such Lien shall not apply to any other property or asset of NAI or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by NAI or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of NAI or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
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     (d) Liens on fixed or capital assets (and additions, accessions, parts, improvements and attachments thereto and the proceeds thereof) acquired, constructed or improved by NAI or any Subsidiary; provided that:
     (i) such security interests secure Indebtedness not otherwise prohibited under the Operative Documents;
     (ii) such security interests and the Indebtedness secured thereby are either (A) incurred prior to or within one hundred twenty (120) days after such acquisition or the completion of such construction or improvement, or (B) granted and incurred to extend, renew or replace any security interest and Indebtedness secured thereby that are permitted by this clause (d) and do not increase the outstanding principal amount thereof by more than 5%;
     (iii) the Indebtedness secured thereby does not exceed 105% of the cost of acquiring, constructing or improving such fixed or capital assets; and
     (iv) such security interests shall not apply to any other property or assets of NAI or any Subsidiary;
     (e) customary bankers’ Liens and rights of setoff arising by operation of law or contract and incurred on deposits made in the ordinary course of business;
     (f) assignments of the right to receive income effected (i) as a part of the sale of a Subsidiary or a business unit or (ii) for factoring in the ordinary course of business;
     (g) Liens on any cash earnest money deposit made by NAI or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by the Operative Documents;
     (h) customary Liens granted in favor a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to Indebtedness not otherwise prohibited under the Operative Documents; and
     (i) Liens granted as provided in and securing Indebtedness under NAI’s Secured Revolver, provided such Liens do not at any time secure an outstanding principal balance of more than $500,000,000.
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     (3) Fundamental Changes and Asset Sales.
     (a) NAI will not, and will not permit any Subsidiary to, merge into, consolidate with, or otherwise be acquired by, any other Person, or sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or here-after acquired, and for purposes hereof, any capital stock issued by NAI which is held by NAI as treasury stock shall not be deemed to be property or an asset of NAI and shall not be subject to this subparagraph 3(B)(3), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into a Material Domestic Subsidiary in a transaction in which the surviving entity is such Material Domestic Subsidiary, (ii) any wholly owned Subsidiary may merge into or consolidate with any wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than NAI or a wholly owned Subsidiary receives any consideration, provided that if any such merger described in this clause (ii) shall involve a Material Domestic Subsidiary, the surviving entity of such merger shall be a Material Domestic Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Material Domestic Subsidiary or any wholly owned Subsidiary pursuant to a transaction not otherwise prohibited under the Operative Documents, (iv) any Subsidiary may liquidate or dissolve if NAI determines in good faith that such liquidation or dissolution is in the best interests of NAI, (v) NAI may merge with any other Person so long as NAI is the surviving entity, (vi) any Subsidiary may merge with any other Person so long as the surviving entity is, in the case of a Subsidiary Guarantor, the Subsidiary Guarantor, and in all other cases, a wholly owned Subsidiary and (vii) any Subsidiary other than a Subsidiary Guarantor may merge into, and NAI or any Subsidiary may dispose of assets to, any other Person so long as NAI delivers a certificate to BNPPLC demonstrating pro forma compliance with subparagraph 3(C) after giving effect to such transaction.
     (b) NAI will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by NAI and its Subsidiaries on the date of execution of the Operative Documents and businesses reasonably related thereto.
     (c) NAI will not, and will not permit any of its Subsidiaries to, change its fiscal year to end on a day other than as such fiscal year end is currently
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 23

determined or change NAI’s method of determining fiscal quarters.
     (4) Speculative Swap Agreements. NAI will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which NAI or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Subordinated Indebtedness of NAI or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of NAI or any Subsidiary.
     (5) Transactions with Affiliates. NAI will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to NAI or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among NAI and its wholly owned Subsidiaries not involving any other Affiliate, (c) to enter into indemnification arrangements with or to pay customary fees and reimburse out-of-pocket expenses of directors or (d) as set forth on the Disclosure Letter.
     (6) Restrictive Agreements. NAI will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of NAI or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to NAI or any other Subsidiary or to Guarantee Indebtedness of NAI or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any Operative Document, by any document relating to NAI’s unsecured syndicated revolving credit facility from certain lenders and JPMorgan Chase Bank, National Association as administrative agent, by NAI’s Secured Revolver, or by any document relating to NAI’s synthetic lease facilities, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.06 to the Disclosure Letter (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or of a Subsidiary pending such sale, provided such restrictions and conditions apply only to such assets or such Subsidiary that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by the
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Operative Documents if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, joint venture agreements and other agreements entered into in the ordinary course of business restricting the assignment thereof.
     (C) Financial Covenants. Prior to the Designated Sale Date and so long thereafter as any amount shall continue to be due and payable by NAI to BNPPLC pursuant to any of the Operative Documents:
     (1) Maximum Leverage Ratio. NAI will not permit the Leverage Ratio to be greater than 3.0 to 1.0.
     (2) Minimum Liquidity. NAI and its Subsidiaries on a consolidated basis shall maintain, at all times, Liquidity of not less than $300,000,000.
4 Limited Representations and Covenants of BNPPLC
     (A)  Concerning Accounting Matters.
     (1) To permit NAI to determine the appropriate accounting for NAI’s relationship with BNPPLC under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46”), BNPPLC represents that to the knowledge of BNPPLC the fair value of the Property and of other properties, if any, leased to NAI by BNPPLC (collectively, whether one or more, the “Properties Leased to NAI”) are, as of the Effective Date, less than half of the total of the fair values of all assets of BNPPLC, excluding any assets of BNPPLC held within a silo. Further, none of the Properties Leased to NAI are, as of the Effective Date, held within a silo. Consistent with the directions of NAI (based upon the current interpretation of FIN 46 by NAI and its auditors), and for purposes of this representation only:
•	“held within a silo” means, with respect to any asset or group of assets leased by BNPPLC to a single lessee or group of affiliated lessees, that BNPPLC has obtained funds equal to or in excess of 95% of the fair value of the leased asset or group of assets to acquire or maintain its investment in such asset or group of assets through non-recourse financing or other contractual arrangements (such as targeted equity or bank participations), the effect of which is to leave such asset or group of assets (or proceeds thereof) as the only significant asset or assets of BNPPLC at risk for the repayment of such funds;
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•	“fair value” means, with respect to any asset, the amount for which the asset could be bought or sold in a current transaction negotiated at arms length between willing parties (that is, other than in a forced or liquidation sale);

•	with respect to the Properties Leased to NAI (regardless of how BNPPLC accounts for the leases of the Properties Leased to NAI), and with respect to other assets that are subject to leases accounted for by BNPPLC as operating leases pursuant to Financial Accounting Standards Board Statement 13 (“FAS 13”), fair value is determined without regard to residual value guarantees, remarketing agreements, non-recourse financings, purchase options or other contractual arrangements, whether made by BNPPLC with NAI or with other parties, that might otherwise impact the fair value of such assets;

•	with respect to assets, other than Properties Leased to NAI, that are subject to leases accounted for by BNPPLC as leveraged leases pursuant to FAS 13, fair value is determined on a gross basis prior to the application of leveraged lease accounting, recognizing that equity investments made by BNPPLC in its assets subject to leveraged lease accounting should be grossed up in applying this test (however, equity investments made by BNPPLC through another legal entity should not be so grossed up in applying this test);

•	with respect to assets, other than Properties Leased to NAI, that are subject to leases accounted for by BNPPLC as direct financing leases pursuant to FAS 13, fair value is determined as the sum of the fair values (considering current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities) of the corresponding finance lease receivables and related unguaranteed residual values.
     (2) BNPPLC also represents that BNPPLC’s Parent is, as of the Effective Date, including BNPPLC as a consolidated subsidiary in the audited financial statements issued by BNPPLC’s Parent.
     (3) BNPPLC covenants that, as reasonably requested by NAI from time to time with respect to any accounting period during which the Lease is or was in effect, BNPPLC will provide to NAI confirmation of facts concerning BNPPLC and its assets as
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 26

necessary to permit NAI to determine the proper accounting for the Lease (including updates of the facts set forth in clauses (1) and (2) above); except that BNPPLC will not be required by this provision to (w) provide any information that is not in the possession or control of BNPPLC or its Affiliates, (x) disclose the specific terms and conditions of its leases or other transactions with other parties or the names of such parties, (y) make disclosures prohibited by any law applicable to BNPPLC or BNPPLC’s Parent, or (z) disclose any other information that is protected from disclosure by confidentiality provisions in favor of such other parties or would be protected if their agreements with BNPPLC contained confidentiality provisions similar in scope and substance to any confidentiality provisions set forth in the Operative Documents for the benefit of NAI or its Affiliates. BNPPLC will represent that information provided by it pursuant to this clause is true and complete in all material respects, but only to the knowledge of BNPPLC as of the date it is provided, utilizing the form of the certificate attached hereto as Exhibit D (signed by an officer of BNPPLC), which certificate will be provided periodically by BNPPLC within five business days of reasonable written request therefor by NAI as provided above, or such longer period of time as may be reasonably necessary under the circumstances in order for BNPPLC to confirm such information.
     (4) Although the representations required of BNPPLC by this subparagraph are intended to cover facts, it is understood and agreed (consistent with subparagraph 4(C) of the Lease) that BNPPLC has not made and will not make any representation or warranty as to the proper accounting by NAI or its Affiliates of the Lease or as to other accounting conclusions.
     (B) Other Limited Representations. BNPPLC represents that:
     (1) Entity Status. BNPPLC is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.
     (2) Authority. The Constituent Documents of BNPPLC permit the execution, delivery and performance of the Operative Documents by BNPPLC, and all actions and approvals necessary to bind BNPPLC under the Operative Documents have been taken and obtained. Without limiting the foregoing, the Operative Documents will be binding upon BNPPLC when signed on behalf of BNPPLC by Lloyd G. Cox, Managing Director of BNPPLC. BNPPLC has all requisite power and all governmental certificates of authority, licenses, permits and qualifications to carry on its business as now conducted and contemplated to be conducted and to perform the Operative Documents, except that BNPPLC makes no representation as to whether it has obtained governmental certificates of authority, licenses, permits, qualifications or other documentation required by state or local Applicable Laws. With regard to any such state or local requirements, NAI may require that BNPPLC obtain a specific governmental certificates of authority, licenses,
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 27

permits, qualifications or other documentation pursuant to subparagraph 4(C), subject to the conditions set forth in that subparagraph.
     (3) Solvency. BNPPLC is not “insolvent” on the Effective Date (that is, the sum of BNPPLC’s absolute and contingent liabilities — including the obligations of BNPPLC under the Operative Documents — does not exceed the fair market value of BNPPLC’s assets), and BNPPLC has no outstanding liens, suits, garnishments or court actions which could render BNPPLC insolvent or bankrupt. BNPPLC’s capital is adequate for the businesses in which BNPPLC is engaged and intends to be engaged. BNPPLC has not incurred (whether by the Operative Documents or otherwise), nor does BNPPLC intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature. No petition or answer has been filed by or, to BNPPLC’s knowledge, against BNPPLC in bankruptcy or other legal proceedings that seeks an assignment for the benefit of creditors, the appointment of a receiver, trustee, custodian or liquidator with respect to BNPPLC or any significant portion of BNPPLC’s property, a reorganization, arrangement, rearrangement, composition, extension, liquidation or dissolution of BNPPLC or similar relief under the federal Bankruptcy Code or any state law. (As used in the Operative Documents, “BNPPLC’s knowledge” and words of like effect mean the present actual knowledge of Lloyd G. Cox and Barry Mendelsohn, the current officers of BNPPLC having primary responsibility for the negotiation of the Operative Documents.)
     (4) Pending Legal Proceedings. No judicial or administrative investigations, actions, suits or proceedings are pending or, to the knowledge of BNPPLC, threatened against or affecting BNPPLC by or before any court or other Governmental Authority. BNPPLC is not in default with respect to any order, writ, injunction, decree or demand of any court or other Governmental Authority in a manner that has or could reasonably be expected to have a a material adverse effect on BNPPLC or its ability to perform its obligations under the Operative Documents.
     (5) No Default or Violation. The execution and performance by BNPPLC of the Operative Documents do not and will not contravene or result in a breach of or default under any other agreement to which BNPPLC is a party or by which BNPPLC is bound or which affects any assets of BNPPLC. Such execution and performance by BNPPLC do not contravene any law, order, decree, rule or regulation to which BNPPLC is subject. Further, such execution and performance by BNPPLC will not result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any property of BNPPLC pursuant to the provisions of any such other agreement.
     (6) Enforceability. The Operative Documents constitute the legal, valid and
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 28

binding obligations of BNPPLC enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights of creditors generally.
     (7) Conduct of Business and Maintenance of Existence. So long as any of the Operative Documents remains in force, BNPPLC will continue to engage in business of the same general type as now conducted by it and will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business.
     (8) Not a Foreign Person. BNPPLC is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. BNPPLC is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).
Notwithstanding the foregoing, however or any other provision herein or in other Operative Documents to the contrary, it is understood that NAI is not relying upon BNPPLC for any evaluation of California or local Applicable Laws upon the transactions contemplated in the Operative Documents, and BNPPLC makes no representation and will not make any representation that conditions imposed by zoning ordinances or other state or local Applicable Laws to the purchase, ownership, lease or operation of the Property have been satisfied.
     (C) Further Assurances. Prior to the Completion Date and during the Term of the Lease BNPPLC will take any action reasonably requested by NAI to facilitate the construction contemplated by the Construction Agreement or the use of the Property permitted by the Lease or the establishment of a commercial condominium regime that includes the Property (a “Condominium Regime”) or replatting of the Land and other adjacent land owned by NAI (a “Replatting”); subject, however, to the following terms and conditions:
     (1) This subparagraph 4(C) will not impose upon BNPPLC the obligation to take any action that can be taken by NAI, NAI’s Affiliates or anyone else other than BNPPLC as the lessee under the Ground Lease or the owner of the Property.
     (2) BNPPLC will not be required by this subparagraph 4(C) to incur any expense or make any payment to another Person unless (a) BNPPLC has received funds from NAI, in excess of any other amounts due from NAI under any of the Operative Documents, sufficient to cover the expense or make the payment or (b) the request by NAI which will result in such expense or payment is made before the Completion Date and BNPPLC can include such expense or payment in the Outstanding Construction Allowance for purposes of the Construction Agreement.
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 29

     (3) BNPPLC will have no obligations whatsoever under this subparagraph 4(C) at any time after a 97-10/Meltdown Event or when a Default has occurred and is continuing.
     (4) NAI must request any action to be taken by BNPPLC pursuant to this subparagraph 4(C), and such request must be specific and in writing, if required by BNPPLC at the time the request is made.
     (5) No action may be required of BNPPLC pursuant to this subparagraph 4(C) that could constitute a violation of any Applicable Laws or compromise or constitute a waiver of BNPPLC’s rights under other provisions of this Certificate or any of the other Operative Documents or that for any other reason is reasonably objectionable to BNPPLC.
     The actions BNPPLC will take pursuant to this subparagraph 4(C) if reasonably requested by NAI will include, subject to the conditions listed in the proviso above, executing or consenting to, or exercising or assisting NAI to exercise rights under any: (I) grant of easements, licenses, rights of way, and other rights in the nature of easements encumbering the Land or the Improvements, (II) release, relocation or termination of easements, licenses, rights of way or other rights in the nature of easements which are for the benefit of the Land or Improvements or any portion thereof, (III) dedication or transfer of portions of the Land not improved with a building, for road, highway or other public purposes, (IV) agreements (which will, in the case of agreements made with NAI or its Affiliates, remain subject to subparagraphs (J), (K) and (L) of Paragraph 11 of the Ground Lease or comparable provisions included in amendments to the Operative Documents) for the use and maintenance of common areas, for reciprocal rights of parking, ingress and egress and amendments to any covenants and restrictions affecting the Land or any portion thereof, (V) documents required to create or administer a governmental special benefit district or assessment district for public improvements and collection of special assessments, (VI) instruments necessary or desirable for the exercise or enforcement of rights or performance of obligations under any Permitted Encumbrance or any contract, permit, license, franchise or other right included within the term “Property”, (VII) modifications of Permitted Encumbrances, (VIII) permit applications or other documents required to accommodate the Construction Project or any Replatting, (IX) confirmations of NAI’s rights under any particular provisions of the Operative Documents which NAI may wish to provide to a third party, (X) tract or parcel map subdividing the Land and adjacent land into lots or parcels as part of a final Replatting consistent with the tentative map attached to and made a part of Exhibit A, or (XI) condominium documents (e.g., a condominium declaration or map) meeting the requirements of Applicable Laws to establish a Condominium Regime. However, the determination of whether any such action is reasonably requested or reasonably objectionable to BNPPLC may depend in whole or in part upon the extent to which the requested action may result in a lien to secure payment or performance obligations against BNPPLC’s interest in the Property, may cause the
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 30

value of the Property to be less than the Lease Balance after any Qualified Prepayments that may result from such action are taken into account, or may impose upon BNPPLC any present or future obligations greater than the obligations BNPPLC is willing to accept, taking into consideration the indemnifications provided by NAI under the Construction Agreement or the Lease, as applicable.
     In addition, with respect to any request made by NAI to facilitate a relocation of any easements or a substitution of new easements for those described in Exhibit A, the following will be relevant to the determination of whether the request is reasonable:
     (i) whether material encroachments will result from the relocation or replacement, and whether title to the land over or under which any such easement is to be relocated or replaced is encumbered by Liens other than those which are Fully Subordinated or Removable or which otherwise constitute Permitted Encumbrances;
     (ii) whether the relocation or replacement will result in any interruption of access or services provided to the Property which is likely to extend beyond the Designated Sale Date (it being understood, however, that any such interruption which is not likely to extend beyond the Designated Sale Date will not be a reason for BNPPLC to decline the request); and
     (iii) whether the relocation or replacement is to be accomplished in a manner that will not, when the relocation or replacement is complete, result in a material adverse change in the access to or services provided to the Improvements or the Land.
     With respect to any request made by NAI to facilitate the establishment of a Condominium Regime, the following will be relevant to the determination of whether the request is reasonable:
     (1) whether the Condominium Regime will create one or more distinct condominium units or parcels of land that include all significant Improvements constructed or to be constructed by NAI for BNPPLC pursuant to the Construction Agreement’ and only such Improvements (whether one or more, the “Applicable Units”);
     (2) whether NAI is willing to amend the Operative Documents by amendments in form and substance acceptable to BNPPLC (the “Anticipated Amendments”) as necessary to ensure that:
     (A) the Property will include all of the Applicable Units, together with appurtenant access, parking and other rights and easements (whether exclusive or nonexclusive) at least comparable to those existing or created as of the Effective
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 31

Date by the Ground Lease (as described in Exhibit A thereto) (“Appurtenant Condo Rights”);
     (B) the land leased to BNPPLC pursuant to the Ground Lease will include the land over which exclusive possession and control must reasonably be vested in the owner of the Applicable Units to preserve the value and utility of the Applicable Units to such owner, taking into account Appurtenant Condo Rights; and
     (C) in the event discretionary approvals or consents are required from any “declarant” or “operator” or “owners’ association” by the Condominium Regime over the design, construction or alteration of Improvements or over the sale, use, leasing or financing of the Property, then (i) the “declarant” or “operator” or “owners’ association” will be NAI or controlled by it or another party acceptable to BNPPLC and will be bound by and remain bound by subparagraphs (J), (K) and (L) of Paragraph 11 of the Ground Lease or comparable provisions in the Anticipated Amendments with respect to such discretionary approvals or consents;
     (3) whether the request itself (if granted) or the proposed Condominium Regime is likely to have any material adverse impact on the value or utility of the Property, taken as a whole, after giving effect to the Anticipated Amendments and taking into account Appurtenant Condo Rights; and
     (4) whether the request itself (if granted) or the Condominium Regime will materially limit, or give NAI or its Affiliates discretionary control over, the rights of BNPPLC and its successors and assigns to use or lease, sell or otherwise transfer the Applicable Units in the event NAI declines for any reason to purchase the Property on the Designated Sale Date pursuant to the Purchase Agreement, but taking into account any superior rights BNPPLC has or may reserve under or by reference to subparagraphs (J), (K) and (L) of Paragraph 11 of the Ground Lease or comparable provisions in the Anticipated Amendments.
     Any and all Losses incurred by BNPPLC because of any action taken after the Completion Date pursuant to this subparagraph 4(C) will be covered by the indemnifications of BNPPLC set forth in Construction Agreement or in the Lease. Further, for purposes of such indemnification, any such action taken by BNPPLC will be deemed to have been made at the request of NAI if made pursuant to any request of counsel to or any officer of NAI (or with their knowledge, and without their objection) in connection with the execution or administration of the Lease or the other Operative Documents.
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 32

     (D) Actions Permitted by NAI Without BNPPLC’s Consent. No refusal by BNPPLC to execute or join in the execution of any agreement, application or other document requested by NAI pursuant to the preceding subparagraph 4(C) will prevent NAI from itself executing such agreement, application or other document, so long as NAI is not purporting to act for BNPPLC and does not thereby create or expand any obligations or restrictions that encumber BNPPLC’s title to the Property. Further, subject to the other terms and conditions of the Lease and other Operative Documents, NAI may do any of the following in NAI’s own name and to the exclusion of BNPPLC before and during the Term of the Lease, so long as no 97-10/Meltdown Event has occurred and no Default has occurred and is continuing, and provided NAI is not purporting to act for BNPPLC and does not thereby create or expand any obligations or restrictions that encumber BNPPLC’s title to the Property:
     (1) perform obligations arising under and exercise and enforce the rights of NAI or the owner of the Property under the Permitted Encumbrances;
     (2) perform obligations arising under and exercise and enforce the rights of NAI or the owner of the Property with respect to any other contracts or documents (such as building permits) included within the Personal Property; and
     (3) recover and retain any monetary damages or other benefit inuring to NAI or the owner of the Property through the enforcement of any rights, contracts or other documents included within the Personal Property (including the Permitted Encumbrances); provided, that to the extent any such monetary damages may become payable as compensation for an adverse impact on value of the Property, the rights of BNPPLC and NAI under the other Operative Documents with respect to the collection and application of such monetary damages will be the same as for condemnation proceeds payable because of a taking of all or any part of the Property.
     (E) Waiver of Landlord’s Liens. BNPPLC waives any security interest, statutory landlord’s lien or other interest BNPPLC may have in or against computer equipment and other tangible personal property placed on the Land from time to time that NAI or its Affiliates own or lease from other lessors; however, BNPPLC does not waive its interest in or rights with respect to equipment or other property included within the “Property” as described in Paragraph 7 of the Lease. Although computer equipment or other tangible personal property may be “bolted down” or otherwise firmly affixed to Improvements, it will not by reason thereof become part of the Improvements if it can be removed without causing structural or other material damage to the Improvements and without rendering HVAC or other major building systems inoperative and if it does not otherwise constitute “Property” as provided in Paragraph 7 of the Lease.
     Without limiting the foregoing, BNPPLC acknowledges that NAI may obtain financing from other parties for inventory, furnishings, equipment, machinery and other personal property
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 33

that is located in or about the Improvements, but that is not included in or integral to the Property, and to secure such financing NAI may grant a security interest under the California Uniform Commercial Code in such inventory, furnishings, equipment, machinery and other personal property. Further, BNPPLC acknowledges that the lenders providing such financing may require confirmation from BNPPLC of its agreements concerning landlord’s liens and other matters set forth in this subparagraph 4(E), and NAI may obtain such confirmation in any statement required of BNPPLC by the next subparagraph.
     (F) Estoppel Letters. Upon thirty days written request by NAI at any time and from time to time prior to the Designated Sale Date, BNPPLC must provide a statement in writing certifying that the Operative Documents are unmodified and in full effect (or, if there have been modifications, that the Operative Documents are in full effect as modified, and setting forth such modifications), certifying the dates to which the Base Rent payable by NAI under the Lease has been paid, stating whether BNPPLC is aware of any Default by NAI that may exist under the Operative Documents and confirming BNPPLC’s agreements concerning landlord’s liens and other matters set forth in subparagraph 4(E). Any such statement by BNPPLC may be relied upon by anyone with whom NAI may intend to enter into an agreement for construction of the Improvements or other significant agreements concerning the Property.
     (G) No Implied Representations or Promises by BNPPLC. NAI acknowledges and agrees that neither BNPPLC nor its representatives or agents have made any representations or promises with respect to the Property or the transactions contemplated in the Operative Documents except as expressly set forth in the Operative Documents, and no rights, easements or licenses are being acquired by NAI from BNPPLC by implication or otherwise, except as expressly set forth in the other Operative Documents.
5 Usury Savings Provision. Notwithstanding anything to the contrary in any of the Operative Documents, BNPPLC does not intend to contract for, charge or collect any amount of money from NAI that constitutes interest in excess of the maximum nonusurious rate of interest, if any, allowed by applicable usury laws (the “Maximum Rate”). BNPPLC and NAI agree that it is their intent in the execution of the Lease, the Purchase Agreement and other Operative Documents to contract in strict compliance with applicable usury laws, if any. In furtherance thereof, BNPPLC and NAI stipulate and agree that none of the provisions of the Lease, the Purchase Agreement or the other Operative Documents shall ever be construed to create a contract requiring compensation for the use, forbearance or detention of money at a rate in excess of the Maximum Rate, and the provisions of this paragraph shall control over all other provisions of this Certificate or other Operative Documents which may be in apparent conflict herewith. All interest paid or agreed to be paid by NAI to BNPPLC shall, to the extent permitted by applicable usury laws, be amortized, prorated, allocated, and spread throughout the period that any principal upon which such interest accrues is expected to be outstanding (including without limitation any
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 34

renewal or extension of the term of the Lease) so that the amount of interest included in such payments does not exceed the maximum nonusurious amount permitted by applicable usury laws. If the Designated Sale Date is accelerated and as a result thereof amounts paid by NAI to BNPPLC as interest are determined to exceed the interest that would have accrued at the Maximum Rate for the period prior to the Designated Sale Date, then BNPPLC shall, at its option, either refund to NAI the amount of such excess or credit such excess as a Qualified Prepayment (and thus reduce the Lease Balance and other amounts, the determination of which depend upon Qualified Prepayments credited to NAI) and thereby shall render inapplicable any and all penalties of any kind provided by applicable usury laws as a result of such excess interest. If BNPPLC receives money (or anything else) that is determined to constitute interest and that would, but for this provision, increase the effective interest rate received by BNPPLC under or in connection with the Operative Documents to a rate in excess of the Maximum Rate, then the amount determined to constitute interest in excess of the maximum nonusurious interest shall, immediately following such determination, be returned to NAI or be credited as a Qualified Prepayment, in which event any and all penalties of any kind under applicable usury law shall be inapplicable. If BNPPLC does not actually receive, but shall contract for, request or demand, a payment of money (or anything else) which is determined to constitute interest and to increase the effective interest rate contracted for or charged to a rate in excess of the Maximum Rate, BNPPLC shall be entitled, following such determination, to waive or rescind the contractual claim, request or demand for the amount determined to exceed the Maximum Rate, in which event any and all penalties of any kind under applicable usury law shall be inapplicable. If at any time NAI should have reason to believe that the transactions evidenced by the Operative Documents are in fact usurious, NAI shall promptly give BNPPLC notice of such condition, after which BNPPLC shall have ninety days in which to make appropriate refund or other adjustment in order to correct such condition if it in fact exists.
6 Obligations of NAI Under Other Operative Documents Not Limited by this Certificate. Except as provided above in Paragraph 5, nothing contained in this Certificate will limit, modify or otherwise affect any of NAI’s obligations under the other Operative Documents. Subject to Paragraph 5, those obligations are intended to be separate, independent and in addition to, and not in lieu of, those established by this Certificate.
7 Obligations of NAI Hereunder Not Limited by Other Operative Documents. Recognizing that but for this Certificate (including the representations of NAI set forth in Paragraph 1) BNPPLC would not acquire the Property or enter into the other Operative Documents, NAI agrees that BNPPLC’s rights for any breach of this Certificate (including a breach of such representations) will not be limited by any provision of the other Operative Documents that would limit NAI’s liability thereunder.
8 Waiver of Jury Trial. Each of the parties hereto hereby waives its right to a jury trial of any claim or cause of action based upon or arising out of this Agreement, the other Operative
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 35

Documents or any of the transactions contemplated hereby or thereby, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims (collectively, the “Claims”). If and to the extent that the foregoing waiver of the right to a jury trial is unenforceable for any reason in such forum, each of the parties hereto hereby consents to the adjudication of all Claims pursuant to judicial reference as provided in California Code of Civil Procedure Section 638, and the judicial referee shall be empowered to hear and determine all issues in such reference, whether fact or law. Each of the parties hereto represents that each has reviewed this waiver and consent and each knowingly and voluntarily waives its jury trial rights and consents to judicial reference following consultation with legal counsel on such matters. In the event of litigation, a copy of this Agreement may be filed as a written consent to a trial by the court or to judicial reference under California Code of Civil Procedure Section 638 as provided herein.
9 Amendment and Restatement of Prior Certificate. This Certificate amends, restates and replaces entirely the Prior Closing Certificate and Agreement. Without limiting the rights and obligations of NAI under this Certificate, NAI acknowledges that any and all rights or interest of NAI in and to the Land or other Property under the Prior Closing Certificate and Agreement are now made subject to the terms and conditions of this Certificate; and all rights and interests of BNPPLC in and to the Land or other Property under the Prior Closing Certificate and Agreement are renewed and extended (rather than terminated) by this Certificate.
[The signature pages follow.]
Amended and Restated Closing Certificate and Agreement (Building 8) – Page 36

     IN WITNESS WHEREOF, this Amended and Restated Closing Certificate and Agreement (Building 8) is executed to be effective as of November 29, 2007.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:	/s/ Lloyd G. Cox
Lloyd G. Cox, Managing Director

Amended and Restated Closing Certificate and Agreement (Building 8) – Signature Page

[Continuation of signature pages for Amended and Restated Closing Certificate and Agreement (Building 8) dated as of November 29, 2007.]

NETWORK APPLIANCE, INC., a Delaware corporation
By:	/s/ Ingemar Lanevi
Ingemar Lanevi, Vice President and Corporate
Treasurer

Amended and Restated Closing Certificate and Agreement (Building 8) – Signature Page

Exhibit A
Legal Description
Proposed Parcel 8, and (except to the extent within a different platted Parcel as currently shown in the Map Records of the County of Santa Clara, California) proposed Parcel 12, and the Additional Leased Premises as defined below, (collectively, the “Building 8 Ground Lease Premises”) as shown on that certain Vesting Tentative Parcel Map provided to BNP Paribas Leasing Corporation (“BNPPLC”) by Network Appliance, Inc. (“NAI”) attached hereto and made a part hereof (the “Tentative Map”), which has received preliminary approval from the City of Sunnyvale, California, but not yet been filed for record in the office of the recorder of the County of Santa Clara, State of California. As used herein, “Additional Leased Premises” means the parking lots, driveways and other areas shaded in gray on the Tentative Map attached hereto within the larger area designated as Common Lot A (consisting of 30.46 Acres, more or less) on the Tentative Map. The southern boundary of the Additional Leased Premises is a line that runs North 75 degrees, 07 minutes, 58 seconds equidistant from the southern boundary of Parcel 8 and the northern boundary of Parcel 7, both as shown on the Tentative Map. The eastern boundary of the Additional Leased Premises runs along the same line as the eastern boundary of Common Lot A, as shown on the Tentative Map. The western boundary of the Additional Leased Premises runs along the same line as the western boundary of Parcel 8 and Parcel 7, as shown on the Tentative Map. The northern boundary of the Additional Leased Premises runs along the center of an existing or proposed driveway which is situated between Parcel 8 and Parcel 9, as shown on the Tentative Map.
TOGETHER WITH, easements appurtenant to the Building 8 Ground Lease Premises as described in Exhibit A attached to the Ground Lease.

VESTING TENTATIVE PARCEL MAP
FOR CROSSMAN COMMONS
13 PARCELS
NOTES:
REFERENCES
ABBREVIATIONS
LEGEND
VICINITY MAP
NOT TO SCALE
GENEVA DRIVE
CASPIAN DRIVE
JAVA DRIVE
CROSSMAN AVENUE
BALTIC DRIVE
CARIBBEAN DRIVE
Additional Leased Premises shaded in gray.
PROPOSED SITE CONDITIONS
KIER & WRIGHT
CIVIL ENGINEERS & SURVEYORS, INC.
VESTING TENTATIVE PARCEL MAP
FOR: NETWORK APPLIANCE
1

Exhibit A to Amended and Restated
Closing Certificate and Agreement (Building 8) – Page 2

Exhibit B
Quarterly Certificate
BNP Paribas Leasing Corporation
12201 Merit Drive, Suite 860
Dallas, Texas 75251
Attention: Lloyd G. Cox, Managing Director
Gentlemen:
     This Certificate is furnished pursuant to subparagraph 2(D)(3) of the Amended and Restated Closing Certificate and Agreement (Building 8) dated as of November 29, 2007 between Network Appliance, Inc. and BNP Paribas Leasing Corporation(as amended, the “Closing Certificate”). Terms defined in the Closing Certificate and used but not otherwise defined in this Certificate are intended to have the respective meanings ascribed to them in the Closing Certificate.
     The undersigned, being a Responsible Financial Officer of Network Appliance, Inc., represents and certifies the following to BNP Paribas Leasing Corporation:
     (a) No Event of Default or material Default by NAI has occurred except as follows:
[If an Event of Default or material Default by NAI has occurred, insert a description of the nature thereof and the action which NAI has taken or proposes to take to rectify it; otherwise, insert the word “none”.]
     (b) The representations and warranties by NAI in the Closing Certificate are true and complete in all material respects on and as of the date of this Certificate as though made on and as of such date.
     (c) the calculations set forth in the attachment to this Certificate, which show whether NAI is complying with financial covenants set forth in subparagraph 3(C) of the Closing Certificate based upon the most recent information available, are true and complete.

     Executed this                      day of                                          , 20                     .
[INSERT SIGNATURE BLOCK FOR A
RESPONSIBLE FINANCIAL OFFICER]
Exhibit B to Amended and Restated
Closing Certificate and Agreement (Building 8) – Page 2

Exhibit C
Form of Disclosure Letter

NETWORK APPLIANCE, INC.
DISCLOSURE LETTER
To: JPMorgan Chase Bank, National Association, as Administrative Agent (“Agent”), under that certain Credit Agreement dated as of November ___, 2007 (as such agreement may be amended, restated or otherwise modified in writing from time to time, the “Credit Agreement”) among Network Appliance, Inc. (the “Borrower”), the lenders from time to time party thereto, BNP Paribas, as syndication agent, and Agent.
This Disclosure Letter is delivered to you pursuant to the Credit Agreement. The items set forth in the attached Schedules represent exceptions, qualifications, permitted items and disclosures that are listed herein pursuant to the terms of the Credit Agreement. Capitalized terms used herein (or in the attached schedules) and defined in the Credit Agreement shall have the meanings ascribed in the Credit Agreement, unless the context otherwise requires.
IN WITNESS WHEREOF, the undersigned has executed this Disclosure Letter as of November ___, 2007.

NETWORK APPLIANCE, INC.
By:
	Name:	Ingemar Lanevi
	Title:	Treasurer

Schedule 3.01
Subsidiaries

	Material
	Domestic
	Subsidiary			Percentage
Subsidiary	(Y/N)	Jurisdiction	Shareholder	Interest
Network Appliance Global Ltd.	N	Bermuda	Network Appliance Inc.	100%
Network Appliance Holdings Ltd.	N	Cyprus	Network Appliance Global Ltd.	100%
Network Appliance Holding & Manufacturing BV	N	Netherlands	Network Appliance Holdings Ltd.	100%
Network Appliance BV	N	Netherlands	Network Appliance Holding & Mfg BV	100%
Network Appliance ApS	N	Denmark	Network Appliance Holdings Ltd.	100%
Network Appliance Ltd	N	UK	Network Appliance BV	100%
Network Appliance SAS	N	France	Network Appliance BV	100%
Network Appliance GmbH	N	Germany	Network Appliance BV	100%
Network Appliance Srl.	N	Italy	Network Appliance BV	100%
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 2

	Material
	Domestic
	Subsidiary			Percentage
Subsidiary	(Y/N)	Jurisdiction	Shareholder	Interest
Network Appliance GmbH	N	Switzerland	Network Appliance BV	100%
Network Appliance (Sales) Limited	N	Ireland	Network Appliance BV	100%
Network Appliance GesmbH	N	Austria	Network Appliance BV	100%
Network Appliance SL	N	Spain	Network Appliance BV	100%
Network Appliance BVBA	N	Belgium	Network Appliance BV	100%
Network Appliance Israel Ltd.	N	Israel	Network Appliance BV	100%
Network Appliance Israel R&D, Ltd.	N	Israel	Network Appliance Inc.	100%
Network Appliance Poland Sp. z.o.o.	N	Poland	Network Appliance BV	100%
Network Appliance Sweden AB	N	Sweden	Network Appliance BV	100%
Network Appliance South Africa (Pty) Ltd.	N	South Africa	Network Appliance BV	100%
Network Appliance Finland Oy	N	Finland	Network Appliance BV	100%
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 3

	Material
	Domestic
	Subsidiary			Percentage
Subsidiary	(Y/N)	Jurisdiction	Shareholder	Interest
Network Appliance Norway AS	N	Norway	Network Appliance BV	100%
Network Appliance BV (Representative Office)	N	UAE	Network Appliance BV	100%
Network Appliance BV (Representative Office)	N	Turkey	Network Appliance BV	100%
Network Appliance BV (Representative Office)	N	Russia	Network Appliance BV	100%
Network Appliance Luxembourg S.a.r.l.	N	Luxembourg	Network Appliance BV	100%
Network Appliance BV (Representative Office)	N	Indonesia	Network Appliance BV	100%
Network Appliance BV (Representative Office	N	Philippines	Network Appliance BV	100%
Network Appliance KK	N	Japan	Network Appliance Inc.	100%
Network Appliance Pty. Ltd.	N	Australia	Network Appliance Global Ltd.	100%
Network Appliance Mexico S. de R.L. de C.V.	N	Mexico	Network Appliance Inc.	100%
Network Appliance Singapore Private Ltd.	N	Singapore	Network Appliance Inc.	100%
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 4

	Material
	Domestic
	Subsidiary			Percentage
Subsidiary	(Y/N)	Jurisdiction	Shareholder	Interest
Network Appliance Sdn Bhd	N	Malaysia	Network Appliance Inc.	100%
Network Appliance Systems Private Ltd.	N	India	Network Appliance Inc.	100%
Network Appliance Argentina Srl	N	Argentina	Network Appliance Inc.	100%
Network Appliance Ltd.	N	Brazil	Network Appliance	100%
Network Appliance Canada Ltd.	N	Canada	Inc. Network Appliance Inc.	100%
Network Appliance (Shanghai) Commercial Co., Ltd.	N	China	Network Appliance BV	100%
Network Appliance (Hong Kong) Limited	N	Hong Kong	Network Appliance BV	100%
Network Appliance, Inc. (Representative Office)	N	China, Beijing	Network Appliance Inc.	100%
Network Appliance, Inc. (Representative Office)	N	China, Shanghai	Network Appliance Inc.	100%
Network Appliance, Inc. (Representative Office)	N	China, Guangzhou	Network Appliance Inc.	100%
Network Appliance, Inc. (Representative Office)	N	Korea	Network Appliance Inc.	100%
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 5

	Material
	Domestic
	Subsidiary			Percentage
Subsidiary	(Y/N)	Jurisdiction	Shareholder	Interest
Network Appliance, Inc. (Representative Office)	N	Taiwan	Network Appliance Inc.	100%
Network Appliance, Inc. (Representative Office)	N	Hong Kong	Network Appliance Inc.	100%
Network Appliance Federal Systems, Inc.	N	California	Network Appliance Inc.	100%
Network Appliance Financial Solutions, Inc.	N	Delaware	Network Appliance Inc.	100%
Spinnaker Networks, Inc.	N	Delaware	Network Appliance Inc.	100%
Spinnaker Networks, LLC	N	Delaware	Network Appliance Inc.	100%
Alacritus, Inc.	N	Delaware	Network Appliance Inc.	100%
Decru, Inc.	N	Delaware	Network Appliance Inc.	100%
Decru BV	N	Netherlands	Network Appliance Holding & Mfg BV	100%
Network Appliance Limited	N	Thailand	Network Appliance Inc.	100%
Network Appliance Saudi Arabia LLFC	N	Saudi Arabia	Network Appliance BV	100%
Decru Ltd.	N	U.K.	Decru Inc.	100%
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 6

	Material
	Domestic
	Subsidiary			Percentage
Subsidiary	(Y/N)	Jurisdiction	Shareholder	Interest
Topio, Inc.	N	Delaware	Network Appliance Inc.	100%
Commitments or Obligations of Borrower or any Subsidiary to issue capital or other equity interests:
     None.
Options, warrants or other rights to acquire capital or other equity interests of Borrower or any Subsidiary:
     None.
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 7

Schedule 3.06
Disclosed Matters
     None.
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 8

Schedule 6.01
Existing Indebtedness
Secured Credit Agreement, dated as of October 5, 2007, by and among Network Appliance, Inc., the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent.
Loan Agreement, dated as of March 31, 2006, by and among Network Appliance Global, Ltd., as the borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. See attached schedule of existing letters of credit and bank guarantees.
Lease Agreements, dated as of December 15, 2005, December 16, 2006, and July 17, 2007, by and between BNP Paribas Leasing Corporation and Network Appliance, Inc., and those certain Closing Certificates executed in connection with such Lease Agreements, dated as of December 15, 2005, December 16, 2006, and July 17, 2007, by and between BNP Paribas Leasing Corporation and Network Appliance, Inc.
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 9

Schedule 6.02
Existing Liens
Liens in connection with items disclosed on Schedule 6.01.
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 10

Schedule 6.05
Existing Affiliate Transactions
Transaction arising in connection with commissionaire agreements between Network Appliance B. V. and each of its subsidiaries and related arrangements with respect to payment of value added taxes.
Transactions arising in connection that certain Technology License Agreement, effective as of May 1, 2000, by and between Network Appliance Global Ltd. and Network Appliance B.V.
Transactions arising in connection that certain Technology License Agreement, effective as of May 1, 2000, by and between Network Appliance Global Ltd. and Network Appliance Inc.
Transactions arising in connection with that certain Technology License Agreement, entered into as of April 27, 2002, by and between Network Appliance, Inc. and Network Appliance Global Ltd.
Transactions arising in connection with that certain Technology License Agreement, entered into as of May 1, 2004, by and between Network Appliance Global Ltd. and Spinnaker Networks Inc.
Transactions arising in connection with that certain Technology License Agreement, entered into as of May 3, 2005, by and between Network Appliance Inc. and Alacritus Inc.
Transactions arising in connection with that certain Technology License Agreement, entered into as of April 29, 2006, by and between Network Appliance Global Ltd. and Decru Inc.
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 11

Schedule 6.06
Existing Restrictive Agreements
Secured Credit Agreement, dated as of October 5, 2007, by and among Network Appliance, Inc., the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent.
Loan Agreement dated as of March 31, 2006, by and among Network Appliance Global, Ltd., as the borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent
Lease Agreements, dated as of December 15, 2005, December 16, 2006, and June 17, 2007, by and between BNP Paribas Leasing Corporation and Network Appliance, Inc., and those certain
Closing Certificates executed in connection with such Lease Agreements, dated as of December 15, 2005, December 16, 2006, and June 17, 2007, by and between BNP Paribas Leasing Corporation and Network Appliance, Inc.
Letter Agreement between Wells Fargo Bank, National Association, and Borrower, dated as of December 1, 2006, providing Borrower with a revolving line of credit for the issuance of letters of credit in an aggregate principal amount not to exceed $5,000,000.
Exhibit C to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 12

Exhibit D
Certificate of BNPPLC Re: Accounting
Network Appliance, Inc.
7301 Kit Creek Road
Research Triangle Park, NC 27709
Attention: Ingemar Lanevi
Gentlemen:
     This certificate is furnished pursuant to subparagraph 4(A) of the Amended and Restated Closing Certificate and Agreement (Building 8) dated as of November 29, 2007 between BNP Paribas Leasing Corporation and Network Appliance, Inc. (as amended, the “Closing Certificate”). Terms defined in the Closing Certificate and used but not otherwise defined in this certificate are intended to have the respective meanings ascribed to them in the Closing Certificate.
     BNP Paribas Leasing Corporation (“BNPPLC”) certifies that the following are true and complete in all material respects, but only to the knowledge of BNPPLC as of the date hereof:
     (A) The facts disclosed in any financial statements or other documents listed in the Annex attached to this certificate were (as of their respective dates) true and complete in all material respects. Copies of such statements or other documents were provided by or behalf of BNPPLC to NAI prior to the date hereof to permit NAI to determine the appropriate accounting for NAI’s relationship with BNPPLC under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46”).
     (B The fair value of the Property and of other properties, if any, leased to NAI by BNPPLC (collectively, whether one or more, the “Properties Leased to NAI”) are, as of the date hereof, less than half of the total of the fair values of all assets of BNPPLC, excluding any assets of BNPPLC which are held within a silo. Further, none of the Properties Leased to NAI are, as of the date hereof, held within a silo.
     Although the representations required of BNPPLC by this certificate are intended to cover facts, it is understood and agreed (consistent with subparagraph 4(C) of the Lease) that BNPPLC has not made and will not make any representation or warranty as to the proper accounting by NAI or its Affiliates of the Lease or other Operative Documents or as to other accounting conclusions.

     Executed this                      day of                                          , 20                    .

BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:
Name:
Title:

Exhibit D to Closing Amended and Restated
Certificate and Agreement (Building 8) – Page 2